Exhibit 3.26

NORTHERN COAL TRANSPORTATION LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Northern Coal Transportation LLC, an Oregon limited liability company (the “Company”), is entered into as of the 15th day of October 2009, by and between the Company and NERCO Coal LLC, a Delaware limited liability company, as the Sole Member of the Company; and

WHEREAS, with effect from 15 October 2009, Shannon S. Crompton caused the Company to be formed pursuant to the provisions of the Statute, as defined in Section 1.1 below, by filing with the Oregon Secretary of State Articles of Conversion on behalf of the Company’s predecessor, Northern Coal Transportation Company, for the purpose of converting Northern Coal Transportation Company, an Oregon corporation, to an Oregon limited liability company to be known as Northern Coal Transportation LLC;

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and as contemplated in the Statute, the Company and the Sole Member agree as follows:

SECTION I.

DEFINITIONS, FORMATION, NAME, ADDRESSES, PURPOSES, REGISTERED AGENT

1.1                               Definitions. Capitalized words and phrases used in this Agreement and not otherwise defined shall have the following meanings:

1.1.1                     “Agreement” means this written Limited Liability Company Agreement, as may be amended from time to time pursuant to the provisions of Section 12.7, which the Sole Member hereby declares shall govern the operation of the Company and the relationship of the Company to it.

1.1.2                     “Capital Contribution” means the amount of cash and/or other property contributed to the Company by the Sole Member or Members from time to time.

1.1.3                     “Company” means Northern Coal Transportation LLC, an Oregon limited liability company, or such other name as shall be subsequently selected by the Sole Member or Members.

1.1.4                     “Director” means one of the individual Managers appointed by the Sole Member or Members from time to time that, together, compose the Board of Directors.

1.1.5                     “Member” or “Members” means those persons or entities having a membership interest in the Company as approved from time to time pursuant to this Agreement.

1.1.6                     “Officer” means any one of the Officers of the Company, including, but not limited to, a President and Chief Executive Officer, a Chief Financial Officer and a Secretary appointed from time to time by and at the sole discretion of the Board of Directors, who may exercise such powers and perform such responsibilities as may be assigned to such Officer by the Board of Directors.

1.1.7                     “Sole Member” means only NERCO Coal LLC, a Delaware limited liability company, or its designated successor, which shall be the Sole Member of the Company unless additional Members are approved to be added from time to time under this Agreement.

1.1.8                     “Statute” means Chapter 63 of the OREGON REVISED STATUTES, as amended from time to time.

1.1.9                     “Unit” is defined in Section II.

1.2                               Organization and Compliance. The Company was formed effective 15 October 2009 by filing with the Oregon Secretary of State Articles of Conversion on behalf of the Company’s predecessor, Northern Coal Transportation Company, for the purpose of converting Northern Coal Transportation Company, an Oregon corporation, to an Oregon limited liability company to be known as Northern Coal Transportation LLC. This Agreement and the laws of the State of Oregon shall govern the affairs of the Company. The Company shall immediately, and from time to time hereafter, as may be required by law, execute any additional required amendments to its Articles of Organization, and do all filings, recordings and other acts as may be appropriate to comply with the operation of the Company under the Statute.

1.3                               The Limited Liability Company Agreement; Effect of Inconsistencies with the Statute. It is the express intention of the Sole Member that, to the extent permitted by the Statute, this Agreement, as amended and supplemented from time to time, shall be the sole governing document for the Company and, except to the extent a provision of this Agreement is expressly prohibited or ineffective under a non-waivable provision of the Statute, this Agreement shall govern even when inconsistent with, or different than, the provisions of the Statute. To the extent any provision of this Agreement is prohibited or ineffective under a non-waivable provision of the Statute, this Agreement shall be considered amended to the least degree possible in order to make this Agreement effective under the Statute. The Sole Member or Members shall be entitled to rely on the provisions of this Agreement and the Sole Member or Members shall not be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Agreement.

1.4                               Company Name. The name of the Company shall be “Northern Coal Transportation LLC” or such other name as shall be subsequently selected by the Sole Member or Members.

1.5                               Property of the Company. All business of the Company shall be conducted in the Company name. The Company shall hold title to its property in the name of the Company, except as otherwise approved by the Board of Directors.

1.6                               Corporate and Business Addresses. The corporate address of the Company at which all corporate records shall be kept is                                  , Salt Lake City, Utah 84108, and the principal place of business address of the Company is 505 South Gillette Avenue, Caller Box 3009, Gillette, Wyoming 82717-3009 or such other place or places as may be determined by the Sole Member or Members.

1.7                               Purpose. The Company will engage in any lawful activity for which limited liability companies may be organized under the Statute.

1.8                               Powers. The Company is authorized to engage in all activity permitted by the Statute that is related to the business purpose of the Company.

1.9                               Agent for Service of Process; Registered Office. The name and business address of the Company’s registered agent for service of process within the State of Oregon is Corporation Service Company, 285 Liberty Street, Salem, Oregon 97301, or such other qualified person as shall be designated from time to time by the Sole Member or Members.

1.10                        Term. The term of the Company as a limited liability company shall commence on 15 October 2009 and shall continue for ninety-nine (99) years unless it shall be terminated under the provisions of Section X hereof.

1.11                        Nature of Member’s Interest in the Company. The interests of the Sole Member or Members shall be personal property for all purposes. All real or other property owned by the Company shall be deemed owned by the Company, as an entity, for other legal purposes except income tax purposes.

SECTION II.

UNITS AND CAPITAL CONTRIBUTIONS

2.1                              Units. The Company shall be authorized to issue from time to time up to an aggregate of One Hundred (100) Units. For purposes of this Agreement, “Unit” means a limited liability company membership interest in the Company representing a fractional part of the Company’s net profits, net losses and distributions pursuant to this Agreement and the Statute, including the right to vote on, consent to or otherwise participate in any decision of the Sole Member or Members of the Company to the extent provided for herein or otherwise required by the Statute. Each Unit shall represent an equal limited liability company membership interest in the Company. Each authorized Unit may be issued pursuant to such agreements as the Sole Member or Members shall approve. The Sole Member or Members shall have the right to increase the number of authorized Units. Fractional Units may be issued.

2.2                              Units Governed by Article 8. All limited liability company interests in the Company, including the Units, shall be securities governed by Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Oregon and Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or thereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

2.3                              Unit Certificates. The Company shall issue certificates of limited liability company membership interests (each a “Unit Certificate”), in the name of the person or entity to whom such limited liability company membership interests are issued, denominated in the number of Units issued to such person and shall be signed on behalf of the Company by an Officer of the Company and include such legends or other restrictive language only as necessary to comply with the terms of this Agreement and applicable laws. Transfers of Units shall be made on the books of the Company only in accordance with this Agreement and only by the person named in the Unit Certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the Unit Certificate therefore, properly endorsed for transfer. No transfer of Units shall be valid as against the Company for any purpose until it shall have been entered in the records of Units of the Company by an entry showing from and to whom such Units were transferred.

2.4                               Capital Contributions. The Sole Member or Members may, but shall not be obligated to, make capital contributions to the Company.

2.5                               Loans. The Sole Member or Members may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Sole Member or Members agree.

SECTION III.

PROFITS, LOSSES, DISTRIBUTIONS

3.1                               Distributions. Subject to reasonably anticipated business needs and opportunities of the Company, including, but not limited to, the establishment of any reserves and of the retention of other property needed for the long term operation of the Company and deemed necessary by the Sole Member or Members, any excess cash and/or property of the Company shall be distributed periodically and solely to the Sole Member or Members pursuant to the terms of a resolution adopted by the Board of Directors.

3.2                               Limitation Upon Distributions. Notwithstanding Section 3.1 above, no distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.

SECTION IV.

MEETINGS OF THE MEMBERS

4.1                               Annual Meeting. The annual meeting of the Sole Member or Members of the Company shall be held each year within five months after close of the preceding fiscal year of the Company, at the time and place designated by the Board of Directors. The purpose of such meeting shall be the election of the Directors, and the transaction of such other business as may properly come before the meeting. Written, oral, electronic or any other form of notice of the time and place of the annual meeting of the Sole Member or Members shall be given to the Sole Member or Members by the Secretary at least 48 hours prior to any such meeting.

4.2                               Special Meetings. Special meetings of the Sole Member or Members of the Company shall be called by the Secretary upon the written request of the Sole Member or Members. Notice of such special meetings shall state the time, place and purpose of the meeting, and shall be given in the same manner as is provided in the case of annual meetings.

4.3                               Action by Consent. Any action required or permitted to be taken pursuant to the Statute, the Articles of Conversion or this Agreement at any annual or special meeting of the Sole Member or Members may be taken without a meeting if Sole Member or Members shall consent thereto, either in writing or by electronic transmission, and such consent is filed with the corporate records.

4.4                               Telephonic Meeting. Any Member may participate in a meeting of the Sole Member or Members by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other.

SECTION V.

MANAGEMENT OF THE COMPANY

5.1                               Management by a Board of Directors. The business and affairs of the Company shall be managed by Managers appointed by the Sole Member or Members from time to time, each such Manager to be referred to individually as a Director, and the Directors, collectively, to be referred to as the Board of Directors. The Board of Directors may appoint such Board committees as it deems appropriate.

5.2                               Number, Election and Term of Office. The Board of Directors shall consist of at least one (1) but not more than ten (10) persons, or such other number as is fixed from time to time by the vote of a majority of the entire Board of Directors or by action of the Sole Member or Members of the Company. Directors shall be elected at the annual meeting of the Sole Member or Members for a term of one year, and shall hold office until their successors are elected, or until their earlier death, resignation or removal as provided in this Agreement.

5.3                               Resignations. Any Director of the Company may resign at any time by giving notice either in writing or by electronic transmission to the Company. A resignation shall take effect immediately upon receipt of the notice, or at such other time as is specified in the notice. Unless required by the notice, acceptance of the resignation is not needed to make it effective.

5.4                               Removal. Any Director of the Company may be removed at any time, with or without cause, at a meeting of the Sole Member or Members.

5.5                               Vacancies. Any vacancy in the Board of Directors, occurring by resignation, removal or otherwise, may be filled by the vote of a majority of the remaining Directors, though less than a quorum, or by the Sole Member or Members at the next annual meeting or at a special meeting. Each Director so elected shall hold office until his or her successor is elected, or until his or her earlier resignation or removal.

5.6                               Annual and Other Regular Meetings. The annual meeting of the Board of Directors shall be held as soon as practicable after each annual meeting of the Members, on the same day and at the same place where such annual meeting is held. Other regular meetings of the Board of Directors shall be held at the times and places determined from time to time by the Board.  Notice of the annual and other regular meetings need not be given to the Directors.

5.7                               Special Meetings. Special meetings of the Board of Directors may be called by two or more Directors or the President. Written, oral, electronic or any other form of notice of the time and place of special meetings shall be given at least 48 hours prior to any such meeting.

5.8                               Quorum and Manner of Acting. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. A majority of the Directors present, whether or not a quorum is present, may adjourn a meeting. The Directors shall act only as a Board, and the Directors shall have no individual authority to bind the Company.

5.9                               Action by Consent. Any action required or permitted to be taken by the Board of Directors or by a committee thereof may be taken without a meeting if all members of the board consent thereto, either in writing or by electronic transmission, and such consent is filed with the records of the Company or committee.

5.10                        Telephonic Meeting. Any member of the Board of Directors or of a committee thereof may participate in a meeting of the Board of Directors or of the committee by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other.

SECTION VI.

OFFICERS

6.1                               Number and Qualifications. Officers of the Company including, but not limited to, a President and Chief Executive Officer, a Chief Financial Officer and a Secretary may be appointed from time to time by and at the sole discretion of the Company’s Board of Directors. Each Officer so appointed shall hold office until his or her successor is duly appointed, or until his or her earlier resignation or removal. The Board of Directors shall have authority to fix the compensation, if any, of all Officers of the Company.

6.2                               Duties of the Officers. The duties of the Officers shall be the duties usually imposed upon such officials of corporations or limited liability companies, the duties required by law, and the duties assigned to them by the Board of Directors. The Secretary shall prepare in writing the proceedings of all meetings of the Members, the Board of Directors, and any committees and shall maintain the same with other records and information required to be kept pursuant to statute or this Agreement.

6.3                               Authority to Bind the Company and Execution of Contracts, Deeds, etc. The Officers of the Company, and such other agents of the Company as the Board of Directors may from time to time authorize, shall have the authority to bind the Company and may enter into or execute and deliver, in the name and on behalf of the Company, any and all contracts, agreements, deeds and other obligations or instruments as they determine are appropriate in order to carry out the business and affairs of the Company. Such authority may be general or confined to specific instances. Notwithstanding such authority granted to the Officers by this Section 6.3, any and all bonds, guarantees, letters of credit and other types of indemnification agreements shall be executed pursuant to the terms of Banking Resolutions that shall be adopted by the Board of Directors.

6.4                               Resignations. Any Officer of the Company may resign at any time by giving notice either in writing or by electronic transmission to the Company. A resignation shall take effect immediately upon receipt of the notice, or at such other time as is specified in the notice. Unless required by the notice, acceptance of the resignation is not needed to make it effective.

6.5                               Removal. Any Officer of the Company may be removed at any time, with or without cause, by the Board of Directors.

6.6                               Vacancies. Any vacancies in office arising from death, resignation, removal or otherwise may be filled by the Board of Directors at any regular meeting, or at a special meeting called for that purpose.

SECTION VII.

INDEMNIFICATION

7.1                            Exculpation. No Director or Officer shall be liable to the Sole Member or Members or the Company for any act or failure to act on behalf of the Company, unless such act or failure to act resulted from its gross negligence or willful misconduct. Notwithstanding the foregoing, the provisions of this Section 7.1 shall not be construed so as to relieve (or attempt to relieve) a Director or Officer of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7.1 to the fullest extent permitted by law.

7.2                               Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless any current or former Director or Officer from and against any loss, expenses, judgment, settlement cost, fee and related expenses (including attorneys’ fees and expenses), costs or damages suffered or sustained by reason of being or having been a Director or Officer or arising out of or in connection with any action or failure to act, unless such act or failure to act was the result of gross negligence or willful misconduct. The Company shall advance reasonable attorneys’ fees and other costs and expenses incurred by a Director or Officer in connection with defense of any pending or threatened action or proceeding that arises out of conduct which is the subject of the indemnification provided hereunder, subject to the Director’s or Officer’s agreement to reimburse the Company for such advance to the extent that it shall finally be determined by a court of competent jurisdiction that the Director or Officer was not entitled to indemnification under this Section 7.2. Notwithstanding the foregoing, the provisions of this Section 7.2 shall not be construed so as to provide for indemnification for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 7.2 to the fullest extent permitted by law. The provisions of this Section 7.2 including the indemnification hereof, shall further apply to any Director or Officer of the Company’s predecessor, Northern Coal Transportation Company.

SECTION VIII.

RIGHTS AND OBLIGATIONS OF THE MEMBERS

8.1                               Limitation of Liability. The liability of the Sole Member or Members for the debts and other obligations of the Company shall be strictly limited as set forth in Section 63.165 of the Statute.

SECTION IX.

ACCOUNTING

9.1                               Accounting Method. The books and records of account of the Company shall be prepared and maintained on the same basis and in a manner consistent with the investment and business records of the Sole Member or Members.

9.2                               Fiscal Year. The fiscal year of the Company shall end on 31 December 2009 and on 31 December in each year thereafter.

9.3                               Bank Accounts. The funds of the Company shall be maintained in a separate account or accounts in the name of the Company. The bank accounts of the Company shall be opened and maintained pursuant to the provisions of resolutions adopted by the Board of Directors from time to time (the “Banking Resolutions”) and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement.

9.4                               Checks, Notes, Drafts, etc. All checks, notes, drafts or other orders for the payment of money of the Company shall be signed, endorsed or accepted in the name of the Company by those individuals as may be designated from time to time by the Board of Directors pursuant to the authority of the Banking Resolutions.

9.5                               Records, Audits and Reports. The Company shall maintain or cause to be maintained records and accounts of all expenditures of the Company. At a minimum the Company shall keep at its principal place of business, during the term of the Company, the following records:

A current list of the full name and last known business, residence, or mailing address of the Sole Member or Members, both past and present;

A copy of the Certificate of Conversion and the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; and

Copies of the Company’s currently effective written Limited Liability Company Agreement and all amendments thereto, copies of any prior written operating agreements no longer in effect, copies of any writings permitted or required with respect to obligations of the Sole Member or Members to contribute cash, property or services, and copies of any financial statements of the Company for the five most recent years.

SECTION X.

RESTRICTIONS ON TRANSFERABILITY; ADMISSION OF NEW MEMBERS

10.1                        General. No membership interest of the Company may be assigned, transferred, or otherwise disposed of without the consent of all of the Members. Any attempted transfer, assignment, encumbrance, hypothecation or other disposition of any such membership interest shall be null and void.

10.2                        Admission of New Members. No persons shall be admitted as a Member of the Company after the date of this Agreement without the written approval of all of the Members.

SECTION XI.

DISSOLUTION AND TERMINATION

11.1                        Dissolution. The Company shall dissolve and commence winding up and liquidating only upon the occurrence of the first to occur of any of the following (a “Terminating Event”):

At the written direction of the Sole Member or Members, at any time;

The happening of any other event that makes it unlawful or impossible to carry on all the business of the Company, as determined by the Sole Member or Members; or

The occurrence of any event causing a dissolution of the Company under Section 63.621 of the Statute, unless the Company is continued as permitted under the Statute.

11.2                        Winding Up. Upon a Terminating Event, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors, but the separate existence of the Company shall continue until Articles of Dissolution have been filed with the Oregon Secretary of State, or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

11.3                        Liquidation and Distribution of Assets. The Sole Member or Members, and/or the Board of Directors appointed by such Sole Member or Members, shall be responsible for overseeing the winding up and liquidation of the Company and shall take full account of the Company’s liabilities and assets upon a Terminating Event. Any assets not required to discharge any liabilities of the Company shall be distributed to the Sole Member or Members. Upon the completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed dissolved. The Company shall comply with any applicable requirements of the Statute pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

11.4                        Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefore and all of the remaining property and assets have been distributed to the Sole Member or Members, Articles of Dissolution shall be executed and filed with the Oregon Secretary of State in the manner provided in the Statute.

SECTION XII.

MISCELLANEOUS PROVISIONS

12.1                        Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Sole Member or Members and their respective legal representatives, successors, transferees, and assigns.

12.2                        Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

12.3                        Severability. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

12.4                        Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

12.5                        Governing Law. The laws of the State of Oregon shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Sole Member or Members and of the Board of Directors.

12.6                        No Third-Party Beneficiaries. No term or provision of this Agreement is intended to or shall be for the benefit of any person, firm, corporation, company or other entity not a party hereto, and no such other person, firm, corporation or other entity shall have any right or cause of action hereunder.

12.7                        Amendment of Agreement. This Agreement may be amended or modified only by a written instrument adopted by the Sole Member or Members.

12.8                        Counterpart Execution; Facsimile Signatures. This Agreement may be executed in counterparts pursuant to original or facsimile copies of signatures with the same effect as if the Sole Member and the Company have signed the same document pursuant to original signatures. All counterparts shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first above written.

COMPANY:
SOLE MEMBER:

NORTHERN COAL TRANSPORTATION LLC		NERCO COAL LLC

By:	/s/ Shannon S. Crompton	By:	/s/ Shannon S. Crompton
	SHANNON S. CROMPTON		SHANNON S. CROMPTON
Its:	Secretary	Its:	Secretary